Exhibit 99.1

TransMeridian EXPLORATION INCORPORATED

Transmeridian Exploration Issues Operations Update

Houston, Texas (PRIMEZONE) February 16, 2006 – Transmeridian Exploration Incorporated (AMEX: TMY) today announced that the Company has commenced drilling of two new wells in its South Alibek Field (the “Field”) in western Kazakhstan. The ninth and tenth wells in the Field, the SA-11 and SA-12 were spudded on January 30th and February 1st, respectively. Both wells are being drilled by drilling rigs contracted from Great Wall Drilling Company, the second of which arrived in the Field in December 2005.

SA-11 is currently at a depth of approximately 3,800 feet and SA-12 is currently at a depth of approximately 4,100 feet. Both wells are programmed to reach a total depth of 12,600 feet by the end of April. The SA-11 is located approximately 1,700 feet southwest of SA-5 and SA-12 is located southwest of SA-11 and approximately 2,000 feet northwest of SA-14. The success of wells SA-11 and SA-12, both of which are located in the western flank of the proved area of the Field, should allow for continued extension of the previously estimated area containing proved reserves.

Operations Update

The Company is continuing its field operations and work-over of selected wells in spite of the extreme subzero temperatures that have affected the region’s transportation, infrastructure and contractor services. The interruptions caused by these circumstances have significantly affected timing of planned works and production, and four of the seven producing wells in the Field are currently shut-in. Field production has averaged approximately 1,200 bopd since late 2005 due to weather and delays related to well workover logistics. Once scheduled work is completed and these wells are placed back on production, the Company expects production from the existing wells, including the recently drilled SA-15, to be approximately 2,500 – 3,000 bopd.

SA-15 reached its total depth of 12,600 feet in late December after 87 days of drilling. The well was perforated in mid-January, with 144 feet of perforations in the KT2 reservoirs, and is expected to be acid washed and placed on production as soon as service contractor equipment, which has been delayed by the backlog of work created by the harsh weather, is available. The Company expects to continue to improve on the timing for drilling and completion of wells as increased equipment and personnel will allow for more continuity in operations.

SA-3 was completed and placed on production on October 5, 2005 and an acid stimulation treatment was performed in late January. Results of the stimulation are considered encouraging, with 400 psi flowing tubing pressure as the well was flowed to the pit during cleaning up of the acid. Initially, the well could not be placed back on production due to a frozen flow line. The frozen flow line has been thawed and the well is now back on production and continuing to clean up.

Well SA-2 was selected as the first candidate for installation of a downhole electric submersible pump, which was installed in November 2005. After initial testing, the pump has been reset lower in the well and is back on production for further evaluation. Two additional electric submersible pumps have been purchased and are scheduled for installation in wells SA-5 and SA-17 during the next four weeks to also enhance production from these wells.

SA-1 was recently re-completed with new, more efficient tubing and the installation of new packers. The well has resumed flowing and is expected to return to a more stable flow rate as it cleans up.

The Company expects to add at least two additional drilling rigs during the first half of 2006, bringing the total rigs in operation in the Field to four. The first of the two rigs is expected to be in operation by early April, and the second rig, which is to be mobilized from China, is expected to be drilling by early June. In addition, the Company is evaluating opportunities to further accelerate development of the Field by adding a fifth and possibly a sixth drilling rig later in the year. In addition, a full-time workover rig is being sourced in order to facilitate completion operations and improve the timing and efficiency of workover activities.

American Stock Exchange Notice

The Company also reported that, on February 13, 2006, it received a “warning letter” from the American Stock Exchange with respect to a minor violation of the Exchange’s requirements regarding the listing of additional securities. Specifically, in December 2005, as previously announced, the Company issued 1,000,000 shares of its common stock in connection with its acquisition of the 10% carried working interest in the South Alibek Field then held by Kornerstone Investment Group, Ltd. without first obtaining the Exchange’s approval of such issuance. The Company has submitted the required application for the listing of such additional securities, which is now pending approval. The Exchange has determined not to implement continued listing evaluation and follow-up procedures at this time.

Settlement of Rig Lawsuit

Separately, the Company announced that it has fully settled the litigation involving Rig 232. The details of the dispute are available in the Company’s Forms 10-K and 10-Q previously filed with the Securities and Exchange Commission. Pursuant to the settlement, Transmeridian paid approximately $1.8 million to the first lienholder of the rig to settle the remaining payment obligations to the lienholder, plus $120,000 for legal fees. The Company estimated the remaining liability of the rig’s seller to the lienholder (which the Company had agreed to assume in the event of concluding a settlement with the lienholder) to be approximately $2.3 million, including accrued and unpaid interest. All parties to the litigation agreed to a mutual release of claims concerning the subject matter of the suit, which has been dismissed with prejudice.

About Transmeridian Exploration Incorporated

Transmeridian Exploration Incorporated (TMEI) is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. TMEI primarily targets medium-sized fields with proved or probable reserves and significant upside reserve potential. Its first major project is the South Alibek Field in Kazakhstan and it is currently pursuing additional projects in the Caspian Sea region.

For more information please contact the following:

Lorrie T. Olivier, CEO

Earl W. McNiel, CFO

397 N. Sam Houston Pkwy E., Suite 300

Houston, Texas 77060

Phone: (281) 999-9091

Fax: (281) 999-9094

E-mail: tmei@tmei.com

Website: www.tmei.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in TMEI’s Annual Report on Form 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission. Although TMEI believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by TMEI or any other person that the objectives and plans of TMEI will be achieved.